EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) of China Natural Resources, Inc. for the registration of its common shares, preferred shares and warrants and to the incorporation by reference therein of our reports dated April 29, 2014, with respect to the consolidated financial statements of China Natural Resources, Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Hong Kong

July 7, 2014